Exhibit 99.1

ATHLON ENERGY ANNOUNCES SECOND QUARTER 2014 FINANCIAL RESULTS, NORTHERN MIDLAND BASIN ACQUISITIONS, INCREASED OUTLOOK, & EXECUTIVE PROMOTIONS

FORT WORTH, Texas—(BUSINESS WIRE)—August 12, 2014

Athlon Energy (NYSE: ATHL) (“Athlon” or the “Company”) today reported record second quarter 2014 financial results, announced additional acquisitions in the core of the northern Midland Basin, increased its 2014 outlook, and announced two executive promotions.

Company Highlights

•                  Adjusted EBITDA increased 95% to $97.1 million for the second quarter 2014 as compared to $49.8 million for the second quarter 2013.

•                  Discretionary cash flow increased 105% to $83.5 million for the second quarter 2014 as compared to $40.8 million for the second quarter 2013.

•                  Average daily production volumes for the second quarter 2014 increased 96% to 21.9 MBOE/D as compared to 11.2 MBOE/D produced in the second quarter 2013, led by oil volumes, which increased 104%.

•                  Direct LOE decreased 17% to $6.35 per BOE for the second quarter 2014 from $7.63 per BOE for the second quarter 2013.

•                  Entered into additional agreements to acquire high-quality properties for $382 million adjacent to existing operating areas primarily in Midland and Martin counties.

“It’s nice to see that our outstanding individual horizontal and vertical well results are directly translating to predictable growth in production and cash flows.  The first six horizontal wells are outperforming their average type curves by nearly 70%.  As we continue to seamlessly integrate our acquisitions into the Company and add additional horizontal rigs through 2015, we expect these top-tier results to continue for many periods to come,” stated Bob Reeves, Chairman, President, & Chief Executive Officer.

Second Quarter 2014 Financial Results

Athlon’s average daily production volumes for the second quarter 2014 reached a record high of 21,901 BOE/D as compared with 11,183 BOE/D produced in the second quarter 2013, representing a 96% increase year-over-year.  Second quarter production was comprised of 61% oil, 21% natural gas liquids, and 18% natural gas.

Athlon’s total revenues increased 109% to $136.5 million in the second quarter 2014 as compared to $65.2 million in the second quarter 2013.  Oil revenues comprised 84% of total revenues during the respective periods.  Athlon’s average wellhead oil price, which represents the net price received for oil production, rose to $93.91 per Bbl in the second quarter 2014 from $91.80 per Bbl in the second quarter 2013.  Athlon’s realized natural gas price increased to $4.07 per Mcf in the second quarter 2014 from $3.72 per Mcf in the second quarter 2013.  Second quarter 2014 realized NGL prices increased to $32.43 per Bbl from $27.27 per Bbl during the second quarter 2013.

Direct lease operating expenses (“LOE”) were $12.7 million ($6.35 per barrel of oil equivalent or “BOE”) for the second quarter 2014 versus $7.8 million ($7.63 per BOE) for the second quarter 2013.  This represents another quarter of sequential per unit cost improvement as Athlon continues to closely control well servicing costs and leverage its centralized surface facilities and water handling systems.  Production, severance, and ad valorem taxes were $8.7 million (6.3% of wellhead revenues) for the second quarter 2014 versus $4.3 million (6.6% of wellhead revenues) for the second quarter 2013.

Recurring cash general and administrative (“G&A”) expenses for the second quarter 2014 were $9.7 million ($4.88 per BOE), excluding non-cash equity-based compensation of $4.3 million and secondary offering costs of $0.4 million, versus $2.9 million recurring cash G&A expenses ($2.85 per BOE) for the second quarter 2013, excluding $0.5 million of corporate reorganization costs, $0.1 million in advisory fees, and $0.06 million in non-cash equity-based compensation.  The increase in G&A expense is primarily attributable to a 55% increase in employee headcount since last year to accommodate its growing drilling program and mid-year performance bonuses for employees.

Derivative fair value loss for the second quarter 2014 was $32.4 million versus a gain of $12.6 million for the second quarter 2013.  Since Athlon does not use hedge accounting, changes in the fair value of its derivatives are recognized as gains and losses in the current period.  Included in these losses were total cash settlements paid on derivatives, adjusted for recovered premiums, of $8.5 million during the second quarter 2014 as compared to $0.5 million during the second quarter 2013.

In the second quarter 2014, Athlon recorded an income tax provision of $4.7 million on pretax income of $12.9 million compared to $4.8 million on pretax income of $29.4 million in the second quarter 2013.  Prior to April 26, 2013, Athlon Holdings LP, Athlon’s accounting predecessor, was a limited partnership not subject to federal income taxes. Athlon expects its effective tax rate to be approximately 36.5% for 2014.

Net income attributable to stockholders for the second quarter 2014 was $7.9 million, or $0.08 per diluted share, as compared to $23.7 million, or $0.36 per diluted share, for the second quarter 2013.  Net income excluding certain items increased 75% to $25.1 million, or $0.27 per diluted share, for the second quarter 2014 as compared to $14.3 million, or $0.21 per diluted share, for the second quarter 2013.

Adjusted EBITDA, Discretionary cash flow, and Net income excluding certain items, are non-GAAP financial measures, which are defined and reconciled to their most directly comparable GAAP measures in the attached financial schedules.

Acquisition Highlights

Athlon has entered into definitive agreements with multiple unrelated third-party sellers to acquire certain producing properties and undeveloped acreage for an aggregate purchase price of $382 million in cash. The properties are 100% operated with more than 90% of the total acreage concentrated on the western side of the northern Midland Basin in Midland and Martin counties and the remaining in Glasscock county, with all acreage adjacent to the Company’s existing operating areas.

•                  100% privately negotiated transactions

•                  Net production of approximately 3,000 BOE/D in May 2014

•                  An additional 179 high quality horizontal locations across 6,450 net acres:

•                  62 horizontal Wolfcamp A and B locations

•                  66 horizontal Lower and Middle Spraberry locations

•                  37 horizontal Wolfcamp D locations

•                  14 horizontal Clearfork locations

•                  168 vertical 40-acre and 20-acre locations

•                  Net proved reserves based on the Company’s internal estimates of 11 MMBOE

•                  Total estimated net reserve potential of approximately 90 MMBOE

These properties are largely held by production and require minimal drilling to hold the acreage, which the Company believes can be accomplished through reallocation of its existing eight vertical rig fleet. The acquisitions are anticipated to be immediately accretive to cash flow per share and earnings per share as well as net asset value and Athlon intends to begin horizontal development on the assets in 2015.  The Company plans to fund the acquisitions with a combination of cash-on-hand and borrowings under its revolving credit facility and expects to close by the end of third quarter 2014.

Athlon has added approximately 42,000 net acres of leasehold since the time of its initial public offering.  The Company’s pro forma acreage position stands at approximately 140,000 net acres, entirely in the northern Midland Basin, consisting by county of:

•                  66,000 net acres in Midland, Martin, & Other

•                  57,500 net acres in Howard

•                  16,500 net acres in Glasscock

“I am proud of the team for adding core acreage to previous deals that allow for longer laterals and the potential for pad drilling down the road which will further enhance our rate of return on the acquisitions.  It is a luxury for a company our size to have such a deep inventory of high quality projects that continue to get better each quarter,” stated Bob Reeves, Chairman, President, & Chief Executive Officer.  “Contiguous acreage, multi-stack pay intervals, and the ability to control operations in the world-class northern Midland Basin will continue to be our core strategy for success at Athlon.”

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Operational Update

During the second quarter 2014, Athlon incurred $168.5 million in development capital expenditures while operating eight vertical rigs and increasing its horizontal rig count from one to three operated rigs.  The Company drilled 5 gross horizontal wells (5 net) and completed 4 gross horizontal wells (4 net) during the quarter.

As previously disclosed, the Company’s second horizontal Wolfcamp A well in Howard County, Williams 17 #3H (95% WI), was completed using a 31-stage hybrid fracture stimulation over a perforated lateral length of 7,688 ft. in the Wolfcamp A zone.  The well achieved a peak 3-phase 24-hour IP rate of 1,415 BOE/D (84% oil) and a peak 3-phase 30-day rate of 1,234 BOE/D (82% oil).  Both the production rate and percentage oil on the Williams 17 #3H are currently tracking above Athlon’s previously disclosed Howard County horizontal Wolfcamp type curve EUR of 625 MBOE (77% oil) for a ~7,500 ft. lateral.

Athlon’s third Howard County horizontal well, Tubb 39 #5H (100% WI) was successfully drilled and completed using a 30-stage hybrid fracture stimulation over a perforated lateral length of 6,705 ft. in the Wolfcamp A zone.  The well has recently been placed on production.  The Company is highly encouraged by early results and expects the well to be the best to-date in Howard County for the Company.

Athlon is currently operating three horizontal rigs in Midland, Martin, and Glasscock counties:

•                  In Midland County, the Company has recently initiated its dedicated horizontal development program:

•                  Davidson 37B #8H was completed using a 30-stage hybrid fracture stimulation over a perforated lateral length of 7,744 ft. in the Wolfcamp B zone.  The well is currently on production and initial results appear similar or better than the Company’s Davidson 27C #12H well

•                  In Martin County, Athlon has successfully completed two lower Spraberry wells on its previously disclosed acquisitions:

•                  Dorothy Faye K #2H was completed using a 32-stage hybrid fracture stimulation over a perforated lateral length of 7,922 ft. in the Lower Spraberry zone

•                  Dorothy Faye K #3H was completed using a 33-stage hybrid fracture stimulation over a perforated lateral length of 8,195 ft. in the in the Lower Spraberry zone

•                  In Glasscock County, the Company has successfully drilled two extended lateral horizontal wells:

•                  Lawson #2302H drilled to 10,512 ft. in the Wolfcamp A zone

•                  Lawson #2706H drilled to 10,000 ft. in the Wolfcamp A zone

In early fourth quarter 2014, Athlon will add a fourth horizontal rig in Howard County. The Company has successfully contracted its fifth and sixth horizontal rigs, with one scheduled to arrive during the first quarter 2015 and begin drilling in northern Upton County and the other to begin testing additional zones upon its arrival in the second quarter 2015.  Both recently contracted horizontal rigs come equipped with walking packages that will allow Athlon to begin evaluating a pad drilling program in the second half of 2015.  Athlon is also evaluating adding an additional horizontal rig in the second half of 2015 with plans to maintain its operated fleet of eight vertical rigs.

Increased 2014 Outlook

Drilling Activity

Athlon expects its previously announced 2014 capital budget to remain unchanged with drilling expenditures of approximately $700 million and an additional $25 million for leasing, infrastructure, capital workovers, and capitalized interest.

Production

Including today’s announced acquisitions and year-to-date operational outperformance, Athlon now expects daily production for the full-year 2014 to average between 24,500 to 25,000 BOE/D, representing growth exceeding 100% over full-year 2013. For the third quarter 2014, the Company expects average daily production to range from 26,500 to 27,500 BOE/D, or approximately 110% growth over third quarter 2013.

Operating Expenses

For full-year 2014, Athlon anticipates direct LOE to average $6.25 to $6.50 per BOE. In addition, the Company expects production, ad valorem, and severance taxes to be in the range of 6.5% to 7.0% of wellhead revenues and recurring cash G&A expenses to average between $2.75 and $3.00 per BOE.

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Hedging Summary

Athlon has recently added fixed price hedges for future sales of oil production.  The following table reflects Athlon’s current outstanding oil swap contracts, which are priced off NYMEX West Texas Intermediate (WTI) crude oil prices:

NYMEX WTI	Average Bbls	Average Price
Oil Swaps	Per Day	Per Bbl

2014:
Third Quarter	9,950	$92.52
Fourth Quarter	10,961	$92.31

2015:
First Half	12,800	$92.12
Second Half	11,800	$93.69

2016:
First Half	2,500	$92.35

Liquidity Update

During the second quarter 2014, Athlon priced concurrent offerings of common stock and senior unsecured notes to finance its previously announced acquisitions. As a result of strong investor demand, the Company received net proceeds of approximately $571 million from its upsized 14,806,250 common stock offering. The offering of senior unsecured notes due 2022 was also upsized to $650 million, based on high demand, for net proceeds of approximately $639 million.

In addition, the semi-annual borrowing base redetermination of Athlon’s revolving credit facility was completed during the second quarter 2014 resulting in the Company’s borrowing base increasing from $525 million to $837.5 million. Following today’s announced acquisitions, the Company has approximately $700 million of total liquidity on a pro forma basis.  As part of the borrowing base redetermination process in November 2014, pursuant to the terms of its credit facility, Athlon expects its borrowing base to increase as a result of additional proved reserves added through its drilling program and recently announced acquisitions.

Executive Promotions

Athlon today announced the promotions of two key members of its executive management team — Bud Holmes and Jennifer Palko.  Mr. Holmes has been promoted to Senior Vice President — Operations and Ms. Palko has been promoted to Senior Vice President — Corporate Development.

“Our impressive results are driven by extraordinary talent and I am proud to recognize this today with these two exceptional individuals that have been with the company since the beginning and have been fundamental to Athlon’s success,” stated Bob Reeves.  “Their commitment, dedication, and achievement have earned these well-deserved promotions that further strengthen Athlon to continue delivering outstanding results.”

Conference Call Details

Title: 2Q 2014 Athlon Energy Earnings Conference Call

Date and Time: Wednesday, August 13, 2014 at 11:00 a.m. Central Time

Webcast: Listen to the live broadcast via http://www.athlonenergy.com

Telephone: Dial 1-888-679-8018 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above or ID 74270368.

A replay of the conference call will be archived and available via Athlon’s website at the above web address or by dialing 1-888-286-8010 and entering conference ID 45829381.  The replay will be available through August 27, 2014.  International callers can dial 617-213-4845 for the live broadcast or 617-801-6888 for the replay.

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Contact Information

William Butler, (817) 984-8220

Chief Financial Officer, InvestorRelations@athlonenergy.com

Ernesto Alegria, (817) 984-8236

Investor Relations, ealegria@athlonenergy.com

About Athlon Energy

Athlon Energy is an independent exploration and production company focused on the acquisition, development, and exploitation of unconventional oil and liquids-rich natural gas reserves in the Permian Basin.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, including those with respect to Athlon’s drilling plan, the benefits of pending acquisitions and the closing thereof, expected operating expenses (including LOE, production, ad valorem, and severance taxes, and recurring cash G&A expenses), expected production for the third quarter of and full-year 2014, the number, location, and expected benefits from vertical and horizontal rig activity, liquidity, and effective tax rate, represent Athlon’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved.  These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of Athlon’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Athlon does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.  New factors emerge from time to time, and it is not possible for Athlon to predict all such factors.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Athlon’s filings with the United States Securities and Exchange Commission.  The risk factors and other factors noted in Athlon’s filings could cause Athlon’s actual results to differ materially from those contained in any forward-looking statement.

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Athlon Energy Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in thousands, except per share amounts)
Revenues:
Oil	$114,137	$54,609	$201,219	$100,268
Natural gas	8,687	4,363	16,112	7,730
NGLs	13,686	6,193	24,848	11,913
Total revenues	136,510	65,165	242,179	119,911
Expenses:
Production:
Lease operating - direct	12,651	7,767	23,123	14,997
Lease operating - non-cash equity-based compensation	421	8	685	15
Lease operating - acquisition (a)	1,641	—	1,641	—
Production, severance, and ad valorem taxes	8,661	4,312	15,413	8,051
Depletion, depreciation, and amortization	38,470	20,358	66,546	38,411
General and administrative	14,443	3,565	23,408	6,847
Acquisition costs	1,207	94	1,825	151
Derivative fair value loss (gain)	32,397	(12,555)	43,577	(5,706)
Other	222	162	417	311
Total expenses	110,113	23,711	176,635	63,077
Operating income	26,397	41,454	65,544	56,834
Other income (expenses):
Interest	(13,528)	(12,082)	(22,706)	(16,556)
Other	23	—	26	—
Total other expenses	(13,505)	(12,082)	(22,680)	(16,556)
Income before income taxes	12,892	29,372	42,864	40,278
Income tax provision	4,719	4,844	15,254	4,871
Consolidated net income	8,173	24,528	27,610	35,407
Less: net income attributable to noncontrolling interest	280	831	942	831
Net income attributable to stockholders	$7,893	$23,697	$26,668	$34,576

Net income per common share:
Basic	$0.08	$0.36	$0.30	$0.52
Diluted	$0.08	$0.36	$0.30	$0.52

Weighted average common shares outstanding:
Basic	93,356	66,340	87,773	66,340
Diluted	93,356	68,196	87,773	68,196

(a)  Represents oil inventory assumed in acquisitions.

Athlon Energy Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended
	June 30,
	2014	2013
	(in thousands)
Consolidated net income	$27,610	$35,407
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Non-cash and other items	121,884	41,247
Changes in operating assets and liabilities	4,147	2,570
Net cash provided by operating activities	153,641	79,224

Net cash used in investing activities	(1,231,619)	(178,332)

Financing activities:
Net proceeds from long-term debt	637,493	167,221
Net proceeds from issuance of common stock	570,762	—
Distributions to Athlon Holdings LP’s Class A limited partners	—	(75,000)
Other	—	563
Net cash provided by financing activities	1,208,255	92,784

Increase (decrease) in cash and cash equivalents	130,277	(6,324)
Cash and cash equivalents, beginning of period	113,025	8,871
Cash and cash equivalents, end of period	$243,302	$2,547

Athlon Energy Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	June 30,	December 31,
	2014	2013
	(in thousands)

Total assets	$2,756,809	$1,355,451

Liabilities (excluding long-term debt)	$362,106	$217,616
Long-term debt	1,150,000	500,000
Equity	1,244,703	637,835
Total liabilities and equity	$2,756,809	$1,355,451

Working capital (a)	$90,719	$45,414

(a)  Working capital is defined as current assets minus current liabilities.

Athlon Energy Inc.

Selected Operating Results

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Total production volumes:
Oil (MBbls)	1,215	595	2,147	1,137
Natural gas (MMcf)	2,134	1,174	3,781	2,204
NGLs (MBbls)	422	227	744	410
Combined (MBOE)	1,993	1,018	3,522	1,914

Average daily production volumes:
Oil (Bbls/D)	13,356	6,537	11,863	6,281
Natural gas (Mcf/D)	23,453	12,897	20,891	12,176
NGLs (Bbls/D)	4,637	2,496	4,113	2,263
Combined (BOE/D)	21,901	11,183	19,458	10,574

Average realized prices:
Oil ($/Bbl) (before impact of cash settled derivatives)	$93.91	$91.80	$93.71	$88.19
Oil ($/Bbl) (after impact of cash settled derivatives)	86.91	91.03	87.50	87.51
Natural gas ($/Mcf)	4.07	3.72	4.26	3.51
NGLs ($/Bbl)	32.43	27.27	33.38	29.08
Combined ($/BOE) (before impact of cash settled derivatives)	68.49	64.04	68.76	62.65
Combined ($/BOE) (after impact of cash settled derivatives)	64.23	63.59	64.98	62.25

Average expenses per BOE:
Lease operating - direct	$6.35	$7.63	$6.57	$7.84
Production, severance, and ad valorem taxes	4.35	4.24	4.38	4.21
Depletion, depreciation, and amortization	19.30	20.01	18.90	20.07
General and administrative - adjusted (a)	4.88	2.85	4.10	3.00

(a)  For the three months ended June 30, 2014, excludes (1) non-cash equity-based compensation of $4.3 million and (2) secondary offering costs of $0.4 million.  For the three months ended June 30, 2013, excludes (1) corporate reorganization costs of $0.5 million, (2) advisory fees of $95,000, and (3) non-cash equity-based compensation of $57,000.  For the six months ended June 30, 2014, excludes (1) non-cash equity-based compensation of $7.7 million and (2) secondary offering costs of $1.2 million.  For the six months ended June 30, 2013, excludes (1) corporate reorganization costs of $0.5 million, (2) advisory fees of $0.5 million, and (3) non-cash equity-based compensation of $98,000.

Athlon Energy Inc.

Non-GAAP Financial Measures

(unaudited)

This press release includes a discussion of “Adjusted EBITDA,” which is a non-GAAP financial measure.  The following table provides reconciliations of “Adjusted EBITDA” to consolidated net income and net cash provided by operating activities, Athlon’s most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP, for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in thousands)
Consolidated net income	$8,173	$24,528	$27,610	$35,407
Interest expense	13,528	12,082	22,706	16,556
Interest income	(14)	—	(17)	—
Income taxes	4,719	4,844	15,254	4,871
Depletion, depreciation, and amortization	38,470	20,358	66,546	38,411
Non-cash LOE	1,641	—	1,641	—
Corporate reorganization costs	—	510	—	510
Acquisition costs	1,207	94	1,825	151
Advisory fees	—	95	—	500
Secondary offering costs	421	—	1,230	—
Non-cash equity-based compensation	4,711	65	8,414	113
Derivative fair value loss (gain)	32,397	(12,555)	43,577	(5,706)
Net derivative settlements paid, adjusted for recovered premiums	(8,506)	(457)	(13,345)	(775)
Accretion of discount on asset retirement obligations	222	162	417	311
Other non-cash operating items	116	49	180	95
Adjusted EBITDA	97,085	49,775	176,038	90,444
Changes in operating assets and liabilities	3,285	8,326	4,147	2,570
Current income taxes	393	—	(804)	—
Cash interest expense	(12,726)	(8,752)	(21,331)	(12,983)
Non-cash LOE	(1,641)	—	(1,641)	—
Corporate reorganization costs	—	(510)	—	(510)
Acquisition costs	(1,207)	(94)	(1,825)	(151)
Advisory fees	—	(95)	—	(500)
Secondary offering costs	(421)	—	(1,230)	—
Amortization of deferred premiums paid	144	177	287	354
Net cash provided by operating activities	$84,912	$48,827	$153,641	$79,224

“Adjusted EBITDA” is used as a supplemental financial measure by Athlon’s management and by external users of Athlon’s consolidated financial statements, such as investors, lenders under Athlon’s credit agreement, commercial banks, research analysts, and others, to assess: (1) the financial performance of Athlon’s assets without regard to financing methods, capital structure, or historical cost basis; (2) Athlon’s operating performance and return on capital as compared to those of other companies in the upstream energy sector, without regard to financing or capital structure; and (3) the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

“Adjusted EBITDA” should not be considered an alternative to consolidated net income, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP.  Athlon’s definition of “Adjusted EBITDA” may not be comparable to other similarly titled measures of other companies because all companies may not calculate “Adjusted EBITDA” in the same manner.

This press release also includes a discussion of “Discretionary cash flow”, which is a non-GAAP financial measure. The following table provides a reconciliation of “Discretionary cash flow” to consolidated net income, Athlon’s most directly comparable financial measure calculated and presented in accordance with GAAP for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in thousands)
Consolidated net income	$8,173	$24,528	$27,610	$35,407
Non-cash interest expense	788	3,330	1,358	3,573
Deferred income taxes	5,112	4,844	14,450	4,871
Depletion, depreciation, and amortization	38,470	20,358	66,546	38,411
Non-cash equity-based compensation	4,711	65	8,414	113
Non-cash LOE	1,641	—	1,641	—
Derivative fair value loss (gain)	32,397	(12,555)	43,577	(5,706)
Net derivative settlements paid, adjusted for recovered premiums	(8,506)	(457)	(13,345)	(775)
Accretion of discount on asset retirement obligations	222	162	417	311
Corporate reorganization costs	—	510	—	510
Secondary offering costs	421	—	1,230	—
Other non-cash operating items	116	49	180	95
Discretionary cash flow	$83,545	$40,834	$152,078	$76,810

“Discretionary cash flow” is used by the investment community as a financial indicator of an oil and natural gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. “Discretionary cash flow” is also useful because it is widely used by professional research analysts in valuing, comparing, rating, and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.

“Discretionary cash flow” should not be considered an alternative to consolidated net income, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP.  Athlon’s definition of “Discretionary cash flow” may not be comparable to other similarly titled measures of other companies because all companies may not calculate “Discretionary cash flow” in the same manner.

This press release also includes a discussion of “Net income excluding certain items”, which is a non-GAAP financial measure. The following table provides a reconciliation of “Net income excluding certain items” to net income attributable to stockholders, Athlon’s most directly comparable financial measure calculated and presented in accordance with GAAP for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in thousands, except per share amounts)
Net income attributable to stockholders	$7,893	$23,697	$26,668	$34,576
Add: derivative loss (gain) in excess of recovered premiums	23,891	(13,012)	30,232	(6,481)
Add: non-cash LOE	1,641	—	1,641	—
Add: write-off of debt issuance costs	—	2,838	—	2,838
Add: corporate reorganization costs	—	510	—	510
Add: acquisition costs	1,207	94	1,825	151
Add: secondary offering costs	421	—	1,230	—
Change in noncontrolling interest for above items	(510)	(40)	(680)	(418)
Tax effect of above items	(9,450)	251	(11,898)	115
Net income excluding certain items	$25,093	$14,338	$49,018	$31,291

Diluted weighted average common shares outstanding	93,356	68,196	87,773	68,196

Net income excluding certain items per diluted share	$0.27	$0.21	$0.55	$0.46

Athlon believes that the exclusion of these items enables it to evaluate operations more effectively period-over-period and to identify operating trends that could otherwise be masked by the excluded items.  Athlon believes “Net income excluding certain items” comparable to analysts’ estimates is calculated on the same basis as analysts’ estimates and that many investors use this published research in making investment decisions useful in evaluating operational trends of Athlon and its performance relative to other oil and natural gas exploration and production companies.

“Net income excluding certain items” should not be considered an alternative to net income attributable to stockholders, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP.  Athlon’s definition of “Net income excluding certain items” may not be comparable to similarly titled measures of another entity because all entities may not calculate “Net income excluding certain items” in the same manner.